CSW
==================================
CENTRAL AND SOUTH WEST CORPORATION
==================================
News Release

1616 Woodall Rodgers Freeway
P.O. Box 660164 - Dallas, Texas 75266-0164

                               Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                               Central and South West Service, Inc., Dallas
                                 and Tulsa
                               CSW Communications, Inc., Austin CSW Credit,
                               Inc., Dallas CSW Energy, Inc., Dallas CSW
                               International, Inc., Dallas CSW Leasing, Inc., Dallas EnerShop Inc., Dallas SEEBOARD plc, Crawley, West Sussex, U.K.


                       CENTRAL AND SOUTH WEST CORPORATION
                         DECLARES FIRST-QUARTER DIVIDEND


Dallas (January 23, 1997) -- The board of directors of Central and South West Corporation (NYSE: CSR) announced today that the Corporation's quarterly dividend on its common stock will be maintained at the current level of $.435 per share, indicating an annual dividend rate for 1997 of $1.74 per share.

The dividend is payable on February 28, 1997, to shareholders of record on February 8, 1997.

"We are confident this decision enhances our company's ability to take advantage of growth prospects, while recognizing the value of maintaining a consistent dividend level," said E.R. Brooks, chairman, president and chief executive officer of Central and South West Corporation. "Our strategy is designed to protect the underlying dividend level.

"Today's action strengthens our prospects of achieving a payout ratio of less than 75 percent," Brooks said, "and better positions Central and South West to compete, recognizing the increased regulatory uncertainty facing the entire electric utility industry. By retaining more earnings, Central and South West will further strengthen its cash flow to fund its utility investments and growing non-utility business.

"This dividend level strongly supports our commitment to maximizing shareholder value in the changing electric utility industry."

                                      # # #

For more information, contact Sharon R. Peavy, director of investor relations for Central and South West Corporation, 214-777-1277.

Internet inquiries:  http://www.csw.com